Exhibit 99.1

CONTACT

Internet America, Inc.	February 14, 2005
214.861.2500
investor.relations@airmail.net

Internet America Reports 2nd Quarter 2005 Earnings and Announces

Earnings Conference Call Schedule

DALLAS, February 14, 2005 — Internet America, Inc. (OTCBB: GEEK) today announced results for its second fiscal quarter ending December 31, 2004. Highlights of the second quarter include the first sequential quarterly revenue growth since the 3rd fiscal quarter 2001, the completion of three acquisitions of Internet services companies and the third consecutive quarter of positive EBITDA1(earnings before interest, taxes, depreciation and amortization). EBITDA for the second quarter was $254,000.

The company reported 2nd quarter 2005 revenue of $2.8 million vs. $3.1 million in the 2nd quarter 2004. Sequential 2nd quarter revenue showed an increase of 10.8% vs. the 1st quarter 2005. The Company recorded net income of $84,000, or $0.01 per share, for the fiscal second quarter ending December 31, 2004 compared to net income of $440,000, or $0.04 per share, a year ago. Internet America’s subscriber count was 57,915 December 31, 2004, compared to 57,493 as of June 30, 2004.

“Our quarterly results were impacted at the beginning of the quarter by the integration of the acquisitions,” said Billy Ladin, CEO of Internet America. “We are pleased with the speed and success of our integration efforts, and see that these acquisitions are now delivering the projected profits. The completion of these acquisitions and their integration into the Internet America organization was one more stepping stone in our path towards expanding the number of markets where we can deliver broadband Internet service.”

“While our near-term cash-flow suffered as a result of our expansion efforts, we feel these acquisitions should yield improved results of financial operations for us in the future as we aggressively pursue offering wireless broadband solutions to satisfy underserved markets. As we roll out these high-speed data services, we will start to bundle these data offerings with our newly announced digital VoIP service, to provide rural consumers with a highly competitive voice and data bundle.”

“In addition, we have continued our focus on building out a strong management team and a first-rate Board of Directors. This month the Board elected John Palmer, a telecommunications industry veteran and the former US Ambassador to Portugal, to the Internet America Board. We anticipate continuing our efforts to expand the management team as needed to ensure the successful execution of our corporate strategy.”

2nd Quarter Conference Call Scheduled

Internet America has scheduled a conference call that will be held on February 15, 2005 at 9:00 a.m. central (10:00 a.m. eastern) to discuss the Company’s financial results for the second quarter ended December 31, 2004.

What:	Internet America Second Quarter Earnings Release

When:	Tuesday, February 15, 2005, at 9:00 a.m. central time
(10:00 a.m. eastern time)

How:	Dial (800) 218-4007 to access the call

Who:	William E. Ladin, Jr., Chief Executive Officer
Sandra T. Everett, Controller

A playback of the call will be available through March 1, 2005 by calling (800) 405-2236.

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not be able to maximize the integration efficiencies of these recently completed acquisitions, (2) will not introduce new applications and products or the applications and products introduced by the Company will not be accepted by current and/or new customers, (3) will not be able to consummate additional acquisitions, (4) will not continue to achieve operating efficiencies, and (5) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.

Internet America, Inc.

(OTC BB: GEEK)

Unaudited Financial Summary

(in thousands, except per share data and subscriber count)

	Three Months Ended
	12/31/04	12/31/03
Subscribers	58,000	67,000

Internet services revenue	$2,677	$3,106
Other revenue	94	9

Total revenue	2,771	3,115

Connectivity and operations	1,597	1,729
Sales & marketing	159	94
General & administrative	761	750

EBITDA[1]	254	515

Depreciation	(162)	(84)
Interest income, net	(8)	9

Net income	$84	$440

Basic income per share	$0.01	$0.04
Weighted average shares – basic	10,529,182	10,396,410

Fully diluted income per share	$0.01	$0.04
Weighted average shares – fully diluted	10,617,336	10,426,685

Reconciliation of net income (a GAAP measure) to EBITDA (a Non-GAAP measure)

(in thousands)

	Three Months Ended
	12/31/04	12/31/03
Net income	$84	$440
Add:
Depreciation	162	84
Interest (income) expense, net	8	(9)

EBITDA	$254	$515

[1]	EBITDA: Earnings before Interest, Taxes and Depreciation and Amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance. Management has consistently used EBITDA on a historical basis as a measurement of the Company’s current operating cash income.

	Three Months Ended
	12/31/04	12/31/03
Current assets	$2,077	$2,228
Property and equipment, net	705	233
Other assets	5,131	4,361

Total assets	$7,913	$6,822

Current liabilities	$3,290	$3,249
Long-term debt	136	—
Long-term capital lease obligations	219	—

Total liabilities	3,645	3,249
Total stockholders’ equity	4,268	3,573

Total liabilities and stockholders’ equity	$7,913	$6,822